Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	RCG Capital Markets Group, Inc.
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corp.	Institutional/Analysts: Joe Diaz
	602-437-1520	Media: Kristen Klein
480-675-0400

White Electronic Designs Announces
Second Quarter Fiscal 2004 Financial Results

Phoenix, AZ. May 5, 2004 — White Electronic Designs Corporation (NASDAQ: WEDC) is pleased to report results for the second quarter of fiscal 2004 ended April 3, 2004.

Highlights include:

•	Net sales up 12% sequentially; up 2% year-over-year

•	Net income of approximately $1.7 million or $0.07 per diluted share

•	New orders received: $30.3 million

•	Backlog grows to $55 million

Net sales for the second quarter of fiscal 2004 were $28.9 million, up 12% sequentially from $25.9 million in the immediately preceding quarter, and up 2% from sales of $28.5 million in the second quarter of fiscal 2003. Net income for the second quarter of fiscal 2004 was approximately $1.7 million or $0.07 per diluted share, which compared to net income of approximately $1.7 million or $0.07 per diluted share in the immediately preceding quarter, and net income of approximately $2.4 million or $0.11 per diluted share in the second quarter of fiscal 2003.

Net sales for the first half of fiscal 2004 were approximately $54.8 million, an increase of 6% over net sales of approximately $51.8 million for the first half of fiscal 2003. Net income for the first half of fiscal 2004 was approximately $3.3 million or $0.13 per diluted share as compared to net income of approximately $4.5 million or $0.21 per diluted share in the first half of fiscal 2003.

“We are pleased with the increase in our sales for the second quarter of fiscal 2004,” Hamid Shokrgozar, president and CEO of WEDC said. “Net sales exceeded the high end of our expectations, primarily because of the 22% sequential increase (approximately $2.4 million) in sales from our Display segment. We saw strong display products design win activities during the quarter as the Display segment received over $18 million of new orders, resulting in a book-to-bill ratio of 1.35 to 1 for that segment,” Shokrgozar continued. “However, during the later part of the second quarter, the Defense Microelectronics business began to see delays in award releases for several major programs. The Company believes that because of the unexpected length and cost of the war in Iraq, and as part of a broad overhaul of U.S. priorities, funds from weapons and equipment procurement programs have been reallocated in support of the war’s ongoing operations. Consequently this has resulted in the delay of orders that were previously forecasted. While we believe the risk of these programs being cancelled is minimal, the delays affected new bookings for this segment in the second quarter,” Shokrgozar said.

Selling, general and administrative (SG&A) expenses for the quarter were approximately $4.4 million, a decrease of 2% from approximately $4.5 million in the immediately preceding quarter, and up 8% over the $4.1 million in SG&A expenses incurred in the second quarter of fiscal 2003.

Research and development expenses for the quarter increased 15% sequentially, and 18% over the prior year, to $1.7 million. We remain committed to investing in process technology and new product innovation, as we believe they are essential for us to be competitive in the markets we serve.

Mr. Shokrgozar confirmed, “New orders totaled $30.3 million for the quarter, resulting in a positive book-to-bill ratio and continued growth in our backlog. As a result of these new orders, our backlog grew to $55 million at the end of the second quarter of fiscal 2004.”

Gross profit for the second quarter of fiscal 2004 was $8.5 million, equivalent to the $8.5 million in the immediately preceding quarter, and down $0.9 million compared to gross profit of $9.4 million in the second quarter of fiscal 2003.

Mr. Shokrgozar further stated, “Our balance sheet remains strong as we ended the quarter with $36 million in cash and, at the end of the quarter, our current ratio was approximately 6 to 1.”

“Our strategy and efforts in laying the groundwork for targeting new display products opportunities have started to produce results, as we have seen solid bookings growth and an increase in new design activities. Our next step will be to pursue an offshore manufacturing strategy, combined with forging a strategic relationship with one of the world’s leading display glass manufacturers to ensure material availability to support growth of our display business,” Shokrgozar said.

“Looking forward, we remain committed to support the military market and we continue to be confident about the long-term growth prospects of our Anti-Tamper business. The defense directive is clear; Anti-Tamper is required for all new start programs, all pre-planned product improvement efforts and all mission critical programs and we expect to support these opportunities with our latest state of the art equipment. We expect to continue our path of innovation through our diversified business and product offering models. We remain confident in our long-term performance and optimistic about the future,” Shokrgozar concluded.

Microelectronic Segment Highlights

•	Net sales for the Microelectronic segment increased by approximately 6% to $15.6 million in the second quarter of fiscal 2004, from $14.7 million for the same period of the prior year, primarily as a result of approximately $1 million, or a 22% increase, in sales to commercial microelectronic customers.

•	Backlog at the end of the second quarter of fiscal 2004 for this segment exceeded $29 million or approximately 53% of the total Company backlog. Military products accounted for 73% of the Microelectronic segment’s backlog.

•	New orders received for the Microelectronic segment totaled $12.2 million or approximately 40% of the total new orders received by the Company. During the second quarter, sales of Defense Microelectronics products began to be impacted by a shift in the strategy of spending for military equipment and we have experienced delays in award releases for several major programs. Accordingly, bookings for the military products fell to approximately $7 million for the quarter, while revenue remained at just over $10 million.

•	While we expect bookings in this segment to increase in the third quarter, we expect revenues to decrease somewhat for the military microelectronics products in the third quarter of fiscal 2004.

•	Our commercial microelectronic business continued to improve in targeted industrial market sectors. In particular, our major telecom and datacommunications equipment customers continue to increase bookings and shipments as cellular and data networks expand into the highest growth markets worldwide.

•	Our Microelectronics segment introduced its 2 Gigabyte DDR SDRAM registered memory module. Accordingly, our lead customer for SDRAM DIMM memory products took delivery of 1GB and 2GB DDR modules for their next generation of enterprise servers.

Overall, we are aggressively expanding positions with existing commercial customers to maximize revenue. We plan to continue to drive new designs in enterprise servers, telecom/cellular infrastructures, embedded single board computers and high-end hand-held applications.

Key Microelectronic segment awards during the quarter included:

•	Received $1 million follow-on order for memory module products from a customer supporting the high-end enterprise server market.

•	Received $1.5 million order for products included in the On-Command hotel and entertainment video systems.

•	Received over $1 million of follow-on orders for products used on JDAM Smart Bombs and AIM-9X missiles.

Display Segment Highlights

•	Net sales for the Display segment for the quarter increased 22% sequentially to approximately $13.4 million as compared to $11.0 million in the immediately preceding quarter. This increase was due to an increase of $2.6 million in commercial display sales. This was a major accomplishment as net sales in the second quarter to Garmin International and GE Medical systems were approximately $1.2 million, as compared to approximately $6 million in the second quarter of fiscal 2003.

•	Backlog at the end of the period for the Display segment totaled approximately $26 million or 47% of the total Company backlog. The display backlog grew 26% sequentially compared to approximately $21 million in the immediately preceding quarter.

•	New orders received for this segment totaled approximately $18 million as compared to approximately $15 million sequentially in the previous quarter. New display orders were approximately 60% of the total new orders received by the Company. Combined bookings for Garmin International and GE Medical systems during the quarter accounted for only $808,000 or 4.5% of the total Display segment’s bookings.

•	The Company continued to expand its display customer base and continues to successfully reduce the impact of decreased sales to Garmin International and GE Medical Systems.

•	We expanded our interface electronic capabilities by working in conjunction with Hemosense, a medical device manufacturer, to develop a test strip for their INRatio™ meter. The INRatio™ meter is a diagnostic point-of-care system that provides Prothrombin Time (PT) and International Normalized Ratio (INR) results using fresh capillary whole blood.

•	Our off-shore strategy, to produce high volume glass lamination and to manufacture higher volume display products for large display customers, is progressing as planned and we anticipate launching this program during the third quarter of fiscal 2004.

Key Display segment awards during the quarter included:

•	Received an order of approximately $2 million for a 10.4” enhanced display product for a GPS application.

•	Received a follow-on display enhancement order for marine navigation applications, totaling over $1.1 million

•	Secured a new award for display enhancement prototype products for specialty PCs totaling approximately $750,000. We expect revenues for this product to grow to over $2 million by fiscal year 2005.

•	Received orders for over $2 million of combined display enhancement products for commercial avionics applications.

•	Continuing orders for approximately $2 million follow-on keypad products from major appliance manufacturers.

•	Received additional orders for approximately $1 million for enhanced displays for use in point-of-sale terminals relating to retail automation solutions applications.

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries and data and telecommunications markets; anti-tamper products for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.wedc.com.

Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements and include statements relating to our confidence about our long-term performance and optimism about the future; our belief that the risk of the military programs being cancelled is minimal; our expectations regarding pursuit of an offshore manufacturing strategy combined with forging a strategic relationship with one of the leading display glass manufacturers; our expectations about the long-term growth of our Anti-Tamper business and our readiness to meet those opportunities; our expectations of continuing our path of innovation; our expectations regarding bookings and revenues for military microelectronics’ products in the third quarter; our expectations of aggressively expanding positions with existing commercial customers to maximize revenue; our plan to continue to drive new designs in enterprise servers, telecom/cellular infrastructures, embedded single board computations and high-end hand-held applications; our expectations of further reducing the impact of decreased sales to Garmin International and GE Medical Systems; the anticipated launch of our off-shore manufacturing strategy during the third quarter fiscal 2004; and our expectation to grow certain display products for tablet PCs to over $2 million by Fiscal Year 2005.

These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: difficulties associated with successfully integrating

White’s and IDS’s businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, the ability to locate appropriate acquisition candidates, negotiate an appropriate purchase price, and integrate into the Company the people, operations, and products from acquired businesses, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 3, 2004 and in the Company’s Annual Report on Form 10-K for the year ended September 27, 2003 under the heading “Business-Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars except share and per share data)

	Three months ended		Six months ended
	April 3,	March 29,	April 3,	March 29,
	2004	2003	2004	2003
Net sales	$28,944	$28,462	$54,799	$51,818
Cost of sales	20,434	19,081	37,760	34,143

Gross profit	8,510	9,381	17,039	17,675

Operating expenses:
Selling, general and administrative	4,432	4,119	8,972	8,111
Research and development	1,704	1,446	3,192	2,639
Amortization of intangible assets	159	277	324	299

Total operating expenses	6,295	5,842	12,488	11,049

Operating income	2,215	3,539	4,551	6,626
Interest expense	—	44	2	44
Interest (income)	(109)	(43)	(222)	(109)

Income before income taxes	2,324	3,538	4,771	6,691
Provision for income taxes	661	1,185	1,434	2,202

Net income	$1,663	$2,353	$3,337	$4,489

Earnings per share — basic	$0.07	$0.11	$0.14	$0.22

Earnings per share — diluted	$0.07	$0.11	$0.13	$0.21

Weighted average number of common shares and equivalents:
Basic	24,201,679	20,573,810	24,148,986	20,341,265
Diluted	25,056,845	21,734,042	25,107,065	21,600,434

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of dollars, except share data)

	April 3,	September 27,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$35,924	$30,176
Marketable securities	—	5,080
Accounts receivable, less allowance for doubtful accounts of $387 and $397	18,914	19,689
Inventories, net	19,841	18,718
Prepaid expenses and other current assets	2,163	1,727
Deferred income taxes	4,936	5,222

Total Current Assets	81,778	80,612
Property, plant and equipment, net	15,102	15,689
Goodwill, net	17,040	17,040
Intangible assets, net	5,986	6,310
Other assets, net	319	155

Total Assets	$120,225	$119,806

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,682	$8,074
Accrued salaries and benefits	1,489	2,496
Accrued expenses	3,153	3,251
Deferred revenue	1,576	3,048

Total Current Liabilities	12,900	16,869
Accrued long-term pension liability	712	712
Deferred income taxes	724	503
Other long term liabilities	686	694

Total Liabilities	15,022	18,778

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,221,540 and 24,067,184 shares issued	2,421	2,406
Treasury stock, 44,442 and 44,442 shares, at cost	(4)	(4)
Additional paid-in capital	89,939	89,129
Unearned compensation	(21)	(34)
Retained earnings	13,194	9,857
Accumulated other comprehensive loss	(326)	(326)

Total Shareholders’ Equity	105,203	101,028

Total Liabilities and Shareholders’ Equity	$120,225	$119,806